                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A
                                Amendment No. 1



                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                           Date of Report: May 8, 1998
                 Date of Earliest Event Reported: March 4, 1998



                            TCI COMMUNICATIONS, INC.
             -------------------------------------------------------
             (Exact name of Registrant as specified in its charters)


                                State of Delaware
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


       0-5550                                             84-0588868
------------------------                    ------------------------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)



          5619 DTC Parkway
         Englewood, Colorado                               80111
----------------------------------------                 ----------
(Address of principal executive offices)                 (Zip Code)


       Registrant's telephone number, including area code: (303) 267-5500

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)      Financial Statements


            Audited Consolidated Financial Statements of CSC Holdings, Inc.
               and Subsidiaries (formerly Cablevision Systems Corporation):

                   Independent Auditors' Report
                   Consolidated Balance Sheets as of December 31, 1997 and 1996 Consolidated Statements of Operations for the years ended
                      December  31, 1997, 1996 and 1995
                   Consolidated Statements of Stockholders' Deficiency for the
                      years ended December 31, 1997, 1996 and 1995
                   Consolidated Statements of Cash Flows for the years ended
                      December 31, 1997, 1996 and 1995
                   Notes to Consolidated Financial Statements

(b)      Pro Forma Financial Information

         TCI Communications, Inc. and Subsidiaries:

                  Condensed Pro Forma Balance Sheet,
                     December 31, 1997 (unaudited)
                  Condensed Pro Forma Statement of Operations,
                     Year ended December 31, 1997 (unaudited)
                  Notes to Condensed Pro Forma Financial Statements,
                     December 31, 1997 (unaudited)

(c)      Exhibits

         Exhibit Number          Description

               2.1 Amended and Restated Contribution and Merger Agreement, dated as of June 6, 1997, among TCI Communications, Inc., Cablevision Systems Corporation, CSC Parent Corporation and CSC Merger Corporation.
                                   Incorporated herein by reference to the Tele-
                                     Communications, Inc. Current Report on Form
                                     8-K dated March 6, 1998 (Commission File
                                     No. 0-20421).

               99.1 Stockholders Agreement dated as of March 4, 1998, by and among Cablevision Systems Corporation, Tele-Communications, Inc. and the Class B Entities (as defined therein)
                                   Incorporated herein by reference to the Tele-
                                     Communications, Inc. Current Report on Form
                                     8-K dated March 6, 1998 (Commission File
                                     No. 0-20421).

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




Date:    June 29, 1998




                                              TCI COMMUNICATIONS, INC.
                                              (Registrant)



                                              By:/s/ Stephen M. Brett
                                                 -------------------------------
                                                 Stephen M. Brett
                                                  Executive Vice President

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (Formerly Cablevision Systems Corporation)

                       CONSOLIDATED FINANCIAL STATEMENTS


                       AT DECEMBER 31, 1997 AND 1996 AND
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CSC Holdings, Inc.

    We have audited the accompanying consolidated balance sheets of CSC Holdings, Inc. (formerly Cablevision Systems Corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1997. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedule listed in Item 14(a)(2). These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSC Holdings, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.



KPMG Peat Marwick LLP


Jericho, New York
March 20, 1998

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                        ASSETS                                              1997          1996
--------------------------------------------------------------------------------------  ------------  ------------

Cash and cash equivalents.............................................................  $    410,141  $     11,612

Accounts receivable trade (less allowance for doubtful accounts of $29,584 and
  $12,955)............................................................................       214,721       105,406

Notes and other receivables...........................................................        98,756        19,368

Prepaid expenses and other assets.....................................................        55,324        23,053

Property, plant and equipment, net....................................................     1,831,167     1,390,971

Investments in affiliates.............................................................       218,079       311,865

Advances to affiliates................................................................        19,823         7,855

Feature film inventory................................................................       180,576       134,258

Net assets held for sale..............................................................       252,610       --

Franchises, net of accumulated amortization of $481,895 and $389,791..................       383,369       379,466

Affiliation and other agreements, net of accumulated amortization of $129,087 and
  $44,385.............................................................................       253,734       162,388

Excess costs over fair value of net assets acquired and other intangible assets, net
  of accumulated amortization of $684,141 and $549,256................................     1,615,786       436,606

Deferred financing, acquisition and other costs, net of accumulated amortization of
  $40,061 and $29,755.................................................................        91,005        51,877
                                                                                        ------------  ------------

                                                                                        $  5,625,091  $  3,034,725
                                                                                        ------------  ------------
                                                                                        ------------  ------------

          See accompanying notes to consolidated financial statements.

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                          1997           1996
                                                                                      -------------  -------------
LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Accounts payable....................................................................  $     270,652  $     186,409
Accrued liabilities:
  Interest..........................................................................         54,107         45,774
  Payroll and related benefits......................................................        123,834         63,987
  Other.............................................................................        326,925        130,625
Accounts payable to affiliates......................................................          7,978         14,012
Feature film and contract obligations...............................................        292,720        115,437
Deferred revenue....................................................................        277,693       --
Bank debt...........................................................................      2,240,358      1,670,245
Senior debt.........................................................................        112,500       --
Senior notes and debentures.........................................................        898,024       --
Subordinated debentures.............................................................      1,048,245      1,323,105
Subordinated notes payable..........................................................        151,000        141,268
Obligation to related party.........................................................        197,183        192,819
Capital lease obligations and other debt............................................         46,752          7,264
                                                                                      -------------  -------------
  Total liabilities.................................................................      6,047,971      3,890,945
                                                                                      -------------  -------------
Minority interests..................................................................        821,782       --
                                                                                      -------------  -------------
Deficit investment in affiliates....................................................         10,303        512,800
                                                                                      -------------  -------------
Series H Redeemable Exchangeable Preferred Stock....................................        325,048        289,506
                                                                                      -------------  -------------
Series M Redeemable Exchangeable Preferred Stock....................................        798,760        715,759
                                                                                      -------------  -------------
Commitments and contingencies
Stockholders' deficiency:
  8% Series C Cumulative Preferred Stock, $.01 par value, 112,500 shares authorized,
    110,622 shares issued ($100 per share liquidation preference)...................              1              1
  8% Series D Cumulative Preferred Stock, $.01 par value, 112,500 shares authorized,
    none issued ($100 per share liquidation preference).............................       --             --
  8-1/2% Series I Cumulative Convertible Exchangeable Preferred Stock, $.01 par
    value, 1,380,000 shares authorized and issued ($250 per share liquidation
    preference).....................................................................             14             14
  Class A Common Stock, $.01 par value, 27,948,992 and 27,167,352 shares issued.....            280            272
  Class B Common Stock, $.01 par value, 22,193,418 and 22,509,418 shares issued.....            222            226
  Paid-in capital...................................................................        171,901        164,289
  Accumulated deficit...............................................................     (2,551,191)    (2,539,087)
                                                                                      -------------  -------------
  Total stockholders' deficiency....................................................     (2,378,773)    (2,374,285)
                                                                                      -------------  -------------
                                                                                      $   5,625,091  $   3,034,725
                                                                                      -------------  -------------
                                                                                      -------------  -------------


          See accompanying notes to consolidated financial statements.

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Revenues (including affiliate amounts of $9,424, $9,487 and $7,087).....  $  1,949,358  $  1,315,142  $  1,078,060
                                                                          ------------  ------------  ------------
Operating expenses:
  Technical and operating (including affiliate amounts of $16,581,
    $37,610 and $37,756)................................................       853,800       538,272       412,479
  Selling, general and administrative...................................       514,574       313,476       266,209
  Depreciation and amortization.........................................       499,809       388,982       319,929
                                                                          ------------  ------------  ------------
                                                                             1,868,183     1,240,730       998,617
                                                                          ------------  ------------  ------------
Operating profit........................................................        81,175        74,412        79,443
                                                                          ------------  ------------  ------------
Other income (expense):
  Interest expense......................................................      (368,700)     (268,177)     (313,850)
  Interest income (including affiliate amounts of $1,600, $568 and
    $468)...............................................................         5,492         3,162         1,963
  Share of affiliates' net loss.........................................       (27,165)      (82,028)      (93,024)
  Gain on sale of programming and affiliate interests, net..............       372,053       --             35,989
  Gain on redemption of subsidiary preferred stock......................       181,738       --            --
  Write off of deferred interest and financing costs....................       (24,547)      (37,784)       (5,517)
  Provision for preferential payment to related party...................       (10,083)       (5,600)       (5,600)
  Minority interest.....................................................       (60,694)       (9,417)       (8,637)
  Miscellaneous, net....................................................       (12,606)       (6,647)       (8,225)
                                                                          ------------  ------------  ------------
                                                                                55,488      (406,491)     (396,901)
                                                                          ------------  ------------  ------------
Net income (loss).......................................................       136,663      (332,079)     (317,458)
Dividend requirements applicable to preferred stock.....................      (148,767)     (127,780)      (20,249)
                                                                          ------------  ------------  ------------
Net loss applicable to common shareholders..............................  $    (12,104) $   (459,859) $   (337,707)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Basic net loss per common share.........................................  $       (.24) $      (9.26) $      (7.09)
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Average number of common shares outstanding(in thousands)...............        49,804        49,654        47,652
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                       SERIES C    SERIES E  SERIES I   CLASS A  CLASS B
                       PREFERRED   PREFERRED PREFERRED   COMMON  COMMON   PAID-IN      ACCUMULATED   TREASURY
                         STOCK       STOCK     STOCK     STOCK   STOCK    CAPITAL        DEFICIT       STOCK         TOTAL
                        --------   --------- --------- --------- -------  ---------    -----------   --------     ------------
Balance December 31,
  1994................      $ 1         $ 1       --    $  238   $  236   $ (74,253)   (1,741,521)   $(3,237)     $ (1,818,535)
  Net loss............       --          --       --        --       --          --      (317,458)        --          (317,458)
  Issuances of
    preferred stock...       --          --       14        --       --     323,317            --         --           323,331
  Redemption of Series
    E preferred
    stock.............       --          (1)      --        --       --    (103,002)           --         --          (103,003)
  Employee stock
    transactions......       --          --       --        10       --       7,710            --         --             7,720
  Payment for
    acquisition,
    net...............       --          --       --        32       --      93,641            --     (57,155)            36,518
  Conversion of Class
    B to Class A......       --          --       --         4       (4)         --            --         --                --
  Preferred dividend
    requirements......       --          --       --        --        --         --       (20,249)        --           (20,249)
                        -------      ------   ------    ------    ------    -------    ----------    -------      ------------
Balance December 31,
  1995................        1          --       14       284       232    247,413    (2,079,228)   (60,392)       (1,891,676)

  Net loss............       --          --       --        --        --         --      (332,079)        --          (332,079)
  Issuances of
    preferred stock...       --          --       --        --        --    (25,979)           --         --           (25,979)
  Employee stock
    transactions......       --          --       --         2        --      3,227            --         --             3,229
  Conversion of Class
    B to Class A......       --          --       --         6        (6)        --            --         --                --
  Retirement of
    treasury stock....       --          --       --       (20)       --    (60,372)           --     60,392                --
  Preferred dividend
    requirements......       --          --       --        --        --         --       (127,780)       --          (127,780)
                        -------      ------   ------    ------    ------ ----------    -----------   -------      ------------

Balance December 31,
  1996................        1          --       14       272       226    164,289     (2,539,087)       --        (2,374,285)
  Net income..........       --          --       --        --        --         --        136,663        --           136,663
  Employee stock
    transactions......       --          --       --         4        --       7,612            --        --             7,616
  Conversion of Class
    B to Class A......       --          --       --         4        (4)         --            --        --                --


  Preferred dividend
    requirements......       --          --       --        --        --          --      (148,767)       --          (148,767)
                        -------      ------   ------    ------    ------  -----------   ----------   -------      -------------

Balance December 31,
  1997................      $ 1         $--    $  14    $  280    $  222  $   171,901  $(2,551,191)  $    --        $(2,378,773)
                        -------      ------   ------    ------    ------  -----------  -----------   -------      -------------
                        -------      ------   ------    ------    ------  -----------  -----------   -------      -------------


          See accompanying notes to consolidated financial statements.

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Cash flows from operating activities:

  Net income (loss).....................................................  $    136,663  $   (332,079) $   (317,458)
  Adjustments to reconcile net loss to net cash provided by operating activities:
    Depreciation and amortization.......................................       499,809       388,982       319,929
    Share of affiliates' net loss.......................................        27,165        82,028        93,024
    Minority interest...................................................        60,694         9,417         8,637
    Gain on sale of programming and affiliate interests, net............      (372,053)      --            (35,989)
    Write off of deferred interest and financing costs..................        24,547        37,784         5,517
    Gain on redemption of subsidiary preferred stock....................      (181,738)      --            --
    Loss on sale of equipment, net......................................         5,325         4,733         4,077
    Amortization of deferred financing, interest and debenture
      discount..........................................................         7,707        12,191        19,441
    Accretion of interest on debt.......................................       --              6,828        39,479
  Change in assets and liabilities, net of effects of acquisitions and dispositions:
      Accounts receivable trade.........................................       (34,268)       (2,709)      (17,200)
      Notes and other receivables.......................................       (67,683)       (1,810)       (2,064)
      Prepaid expenses and other assets.................................         1,232       (12,428)       (3,189)
      Advances to affiliates............................................          (528)       (2,168)        3,994
      Feature film inventory............................................        (8,269)        9,658       (14,420)
      Accounts payable..................................................        62,822        15,830        24,685
      Accrued liabilities...............................................        91,497        (4,618)       22,412
      Accounts payable to affiliates....................................       (12,155)        1,304        (2,746)
      Feature film and contract obligations.............................          (258)      (12,563)        6,586
      Deferred revenue..................................................        37,664       --            --
      Minority interests................................................        (6,486)      --            --
                                                                          ------------  ------------  ------------
    Total adjustments...................................................       135,024       532,459       472,173
                                                                          ------------- ------------- -------------
Net cash provided by operating activities...............................       271,687       200,380       154,715
Cash flows from investing activities:
  Capital expenditures..................................................      (457,590)     (449,165)     (287,138)
  Payments for acquisitions, net of cash acquired.......................      (747,134)     (113,095)     (293,902)
  Net proceeds from sale of programming and affiliate interests.........       945,534       --             32,850
  Proceeds from sale of equipment.......................................         1,930           814         1,873
  (Increase) decrease in investments in affiliates, net.................         9,267      (179,536)       (3,901)
  Additions to intangible assets, net...................................          (623)         (766)       (1,016)
                                                                           ------------- ------------- -------------
    Net cash used in investing activities...............................  $   (248,616) $   (741,748) $   (551,234)

          See accompanying notes to consolidated financial statements.

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)

                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
Cash flows from financing activities:
  Proceeds from bank debt............................................  $   3,385,703  $   2,053,566  $     719,818
  Repayment of bank debt.............................................     (3,147,165)    (1,576,585)    (1,062,768)
  Proceeds from senior debt..........................................        147,750         12,500         10,000
  Repayment of senior debt...........................................       (433,617)      (918,131)       (13,116)
  Issuance of subordinated debentures................................         --            399,385        300,000
  Redemption of subordinated debentures..............................       (283,445)        --           --
  Issuance of senior notes and debentures............................        897,983         --           --
  Redemption of subsidiary preferred stock...........................       (112,301)        --           --
  Issuances of redeemable exchangeable convertible preferred stock...         --            624,021        573,331
  Redemption of redeemable exchangeable convertible preferred
    stock............................................................         --             --           (103,003)
  Preferred stock dividends..........................................        (30,224)       (30,266)       (12,498)
  Issuance of common stock...........................................          7,616          3,229          7,720
  Obligation to related party........................................          4,364           (126)          (134)
  Payments on capital lease obligations and other debt...............         (7,501)        (3,321)        (6,583)
  Additions to deferred financing and other..........................        (53,705)       (26,624)       (12,266)
                                                                       -------------  -------------  -------------
Net cash provided by financing activities............................        375,458        537,648        400,501
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents.................        398,529         (3,720)         3,982

Cash and cash equivalents at beginning of year.......................         11,612         15,332         11,350
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $     410,141  $      11,612  $      15,332
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

          See accompanying notes to consolidated financial statements.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY AND RELATED MATTERS

    CSC Holdings, Inc. (formerly Cablevision Systems Corporation, see Note 15) and its majority-owned subsidiaries (the "Company") own and operate cable television systems. The Company also has ownership interests in companies that produce and distribute national and regional entertainment and sports programming services, including a majority interest in Madison Square Garden, L.P. ("MSG"), a sports and entertainment company, and has ownership interests in companies that provide advertising sales services for the cable television industry. The Company's revenues are derived principally from the provision of cable television and programming services. For financing purposes, CSC Holdings, Inc. and certain of its subsidiaries are structured as a restricted group and an unrestricted group (see Note 5).

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of CSC Holdings, Inc. and its majority-owned subsidiaries. The Company's interests in less than majority-owned entities and until July 2, 1997, its 100% common stock interest in A-R Cable Services, Inc., are carried on the equity method. Subsequent to July 2, 1997, results of operations of A-R Cable Services, Inc. are consolidated with those of the Company (see Note 2). Advances to affiliates are recorded at cost, adjusted when recoverability is doubtful. All significant intercompany transactions and balances are eliminated in consolidation.

REVENUE RECOGNITION

    The Company recognizes cable television and programming revenues as services are provided to subscribers. Advertising revenues are recognized when commercials are telecast. Revenues derived from other sources are recognized when services are provided or events occur.

LONG-LIVED ASSETS

    Property, plant and equipment, including construction materials, are carried at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems, and the costs of new subscriber installations. Franchises are amortized on the straight-line basis over the average remaining terms (7 to 11 years) of the franchises at the time of acquisition. Affiliation and other agreements (primarily cable television system programming agreements) are amortized on a straight-line basis over periods ranging from 6 to 10 years. Other intangible assets are amortized on the straight-line basis

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

over the periods benefited (2 to 10 years), except that excess costs over fair value of net assets acquired are being amortized on the straight-line basis over periods ranging from 5 to 40 years. The Company reviews its long-lived assets (property, plant and equipment, and related intangible assets that arose from business combinations accounted for under the purchase method) for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows, undiscounted and without interest, is less than the carrying amount of the asset, an impairment loss is recognized as the amount by which the carrying amount of the asset exceeds its fair value.

FEATURE FILM INVENTORY

    Rights to feature film inventory acquired under license agreements along with the related obligations are recorded at the contract value. Costs are charged to technical and operating expense on the straight-line basis over the respective contract periods. Amounts payable during the five years subsequent to December 31, 1997 related to feature film telecast rights are $31,751 in 1998, $28,438 in 1999, $25,941 in 2000, $17,785 in 2001 and $12,806 in 2002.

DEFERRED FINANCING COSTS

    Costs incurred to obtain debt are deferred and amortized, on a straight-line basis, over the life of the related debt.

INCOME TAXES

    Income taxes are provided based upon the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the liability method of accounting for deferred income taxes and permits the recognition of deferred tax assets, subject to an ongoing assessment of realizability.

LOSS PER SHARE

    Net loss per common share is computed by dividing net loss after deduction of preferred stock dividends by the weighted average number of common shares outstanding. Potential dilutive common shares were not included in the computation as their effect would be antidilutive. The Company implemented the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" in 1997. Among other provisions, SFAS No. 128 simplifies the standards for computing earnings per share. The adoption of SFAS No. 128 had no material impact on the per share determinations.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH FLOWS

    For purposes of the consolidated statements of cash flows, the Company considers short-term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest expense of approximately $352,660, $252,120 and $252,344 during 1997, 1996 and 1995, respectively. During 1997, 1996 and 1995, the Company's noncash investing and financing activities included capital lease obligations of $24,820, $2,571 and $1,086, respectively, incurred when the Company entered into leases for new equipment; Series H preferred stock dividend requirements of $35,542, $31,755 and $7,751 in 1997, 1996 and 1995, respectively, and Series M preferred stock dividend requirements of $83,000 and $65,759 in 1997 and 1996 (see Note 6); the capital contribution in 1997 of $38,000 of transportation equipment by the minority partner in MSG; the acquisition of warrants from At Home Corporation valued at $173,346 (see Note 9) in 1997; and the issuance in 1995 of 1,375,246 shares of the Company's Class A Common Stock (fair value of $37,733) for the acquisition of Cablevision of Boston (see Note 2).

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Year 2000

    The Company recognizes the need to ensure its operations will not be adversely impacted by Year 2000 software failures. Software failures due to processing errors potentially arising from calculations using the Year 2000 date are a known risk.

    In 1997, the Company installed a new financial applications system which is Year 2000 compliant. However, the Company is still in the process of identifying and evaluating the risks associated with its operational systems. The Company is also in the process of obtaining information from outside data processing suppliers and others as to the status of their exposure to Year 2000 problems. The total cost of compliance and its effect on the Company's future results of operations has not yet been determined, but could be significant.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS

ACQUISITIONS

    1997 Acquisitions:

    On April 1, 1997, Rainbow Media Holdings, Inc. ("Rainbow Media") consummated a transaction in which Rainbow Programming Holdings, Inc. merged with and into Rainbow Media, a newly formed subsidiary of the Company. In addition, NBC Cable, Inc. (a subsidiary of National Broadcasting Company ("NBC")) received a 25% equity interest (which interest may be increased up to 27% under certain circumstances) in non-voting Class C common stock of Rainbow Media. The Company owns the remaining 75% equity interest in Rainbow Media. The partnership interests in certain of Rainbow Media's programming services formerly owned by NBC are now owned by subsidiaries of Rainbow Media. The exchange of 25% of the Company's interest in Rainbow Media for NBC's interests in certain entities was accounted for at historical cost with the difference between the cost basis of Rainbow Media's 25% interest and the partnership interests received recorded as goodwill of $54,108 which is being amortized over a 10 year period.

    In February 1997, Rainbow Media made a payment to ITT Corporation ("ITT") of $168,750 plus interest, fully equalizing its interest in MSG, a partnership among subsidiaries of Rainbow Media and subsidiaries of ITT, and bringing Rainbow Media's total payments to $360,000, plus interest payments aggregating $47,700.

    In April 1997, the Company and certain of its affiliates and ITT and certain of its affiliates, entered into definitive agreements ("MSG
Agreement") relating to the acquisition by subsidiaries of the Company of ITT's 50 percent interest in MSG. The transaction closed on June 17, 1997 when MSG borrowed $799,000 under its credit facility which was used to redeem a portion of ITT's interest in MSG for $500,000 and to repay its existing indebtedness. Rainbow Media contributed its SportsChannel Associates programming company to MSG, which, together with the redemption, increased Rainbow Media's interest in MSG to 89.8% and reduced ITT's interest to 10.2%. In connection with the Fox/Liberty transaction discussed below, Rainbow
Media's interest in MSG was contributed to Regional Programming Partners.
ITT's interest in MSG was further reduced to 7.8% as a result of the $450,000 capital contribution by Regional Programming Partners to MSG which was used by MSG to pay down outstanding debt. The remaining 7.8% interest held by ITT is subject to certain puts and calls as specified in the MSG Agreement. The acquisition was accounted for using the purchase method of accounting. The assets and liabilities and results of operations of MSG have been consolidated with those of the Company as of June 17, 1997. Assets and liabilities of MSG at June 17, 1997 consisted of the following: current and other assets $94,141; property, plant and equipment $176,709; intangibles $956,156; current and other liabilities $210,048; and long-term debt $278,000. Previously the Company's investment in MSG was accounted for using the equity

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS (CONTINUED)

method of accounting. The excess of the purchase price over the net book value of assets acquired of approximately $397,093 was allocated to the specific assets acquired based upon independent appraisals as follows:

Property, plant and equipment.......................................  $   19,687
Affiliation and other agreements....................................      34,168
Franchises..........................................................      46,125
Excess cost over fair value of net assets acquired..................     297,113
                                                                      ----------
                                                                      $  397,093
                                                                      ----------
                                                                      ----------

    In June 1997, the Company acquired from Warburg Pincus Investors, L.P. ("Warburg") the interests that the Company did not already own in A-R Cable Partners ("Nashoba") and Cablevision of Framingham Holdings, Inc. ("CFHI") for a purchase price of approximately $33,348 and $7,865, respectively. The acquisitions of Nashoba and CFHI were accounted for as purchases with the operations of these companies being consolidated with those of the Company as of the acquisition date. The excess of the purchase price over the net book value of assets acquired approximates $67,058 and $29,957 for the acquisition of Nashoba and CFHI, respectively, and have been allocated based upon independent appraisals as follows:

Property, plant and equipment......................................  $   4,060
Franchises.........................................................     59,923
Excess cost over fair value of net assets acquired.................     33,032
                                                                     ---------
                                                                     $  97,015
                                                                     ---------
                                                                     ---------

    On July 2, 1997 the Company redeemed from Warburg the Series A Preferred Stock of A-R Cable Services, Inc. ("A-R Cable") for an aggregate amount of approximately $112,301. The assets and liabilities of A-R Cable have been consolidated with those of the Company as of July 2, 1997. Previously, the Company's investment in A-R Cable was accounted for using the equity method of accounting. In connection with this transaction, the Company recognized a gain of $181,738 principally representing the reversal of accrued preferred dividends in excess of amounts paid.

    On December 5, 1997, MSG purchased all of the membership interests in Radio City Productions LLC ("Radio City"), the production company that operates Radio City Music Hall in New York City for approximately $70,000 in cash. Simultaneously, Radio City entered into a 25-year lease for Radio City Music Hall. The assets and liabilities and results of operations of Radio City have been consolidated with those of the Company as of the date of acquisition. The excess of the purchase price over the net book value of assets acquired of approximately $75,609 will be allocated to the specific assets acquired when independent appraisals are obtained.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS (CONTINUED)

1996 ACQUISITIONS:

    In August 1996, the Company acquired the remaining approximate 80% partnership interest in U.S. Cable Televsion Group, L.P. ("U.S. Cable") that it did not already own for approximately $4,010 and repaid the debt owed by U.S. Cable to General Electric Capital Corporation ("GECC") of approximately $154,000 with proceeds from a new $175,000 credit facility (see Note 5).

    See Note 9--"Affiliate Transactions" for a discussion of the Company's investment in NorthCoast Operating Co., Inc.

    In September 1996, the Company acquired the 75% equity interest that Warburg owned in Cablevision of Newark for approximately $37,000, giving the Company full ownership of Cablevision of Newark.

    The acquisitions of U.S. Cable and Cablevision of Newark were accounted for as purchases with the operations of these companies being consolidated with those of the Company as of the acquisition dates. See discussion of the Company's disposition of its interest in U.S. Cable below. The excess of the purchase price over the net book value of assets acquired of $63,268 for Cablevision of Newark was allocated to specific assets acquired based upon an independent appraisal as follows:

Property, plant and equipment......................................  $     307
Franchises.........................................................     40,315
Excess cost over fair value of net assets acquired.................     22,646
                                                                     ---------
                                                                     $  63,268
                                                                     ---------
                                                                     ---------

    In October 1996, Rainbow Media made a payment of $81,250 to ITT, increasing its partnership interest in MSG from approximately 15.2% to approximately 26.6%.

1995 ACQUISITIONS:

    In March 1995, subsidiaries of Rainbow Media and subsidiaries of ITT acquired the business and assets of MSG for $1,009,100. The purchase price was funded through (i) borrowings of $289,100 under a $450,000 credit agreement,
(ii) an equity contribution from Rainbow Media of $110,000, and (iii) an equity contribution from ITT of $610,000.

    In July 1995, Rainbow Media consummated the purchase from NBC of the approximate 50% interests in each of SportsChannel Associates and Rainbow News 12 Company ("Rainbow News 12") that NBC owned for approximately $95,500, giving Rainbow Media a 100% interest in SportsChannel Associates and Rainbow News
12.

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS (CONTINUED)

    In December 1995, the Company acquired the interests in Cablevision of Boston Limited Partnership ("Cablevision of Boston") that it did not previously own pursuant to an agreement entered into by the Company and Cablevision of Boston. In connection with the acquisition, the limited partners (other than the Company) of Cablevision of Boston received approximately 1,360,532 shares of the Company's Class A Common Stock valued at $37,329 and the Company paid approximately $83,456 for the repayment of bank debt, fees and expenses and to fund payments to Charles F. Dolan ("Mr. Dolan"), as described below, primarily with funds borrowed under the Company's Credit Agreement. Mr. Dolan, a former general partner of Cablevision of Boston and the Chairman of the Board of the Company, received 14,714 shares of the Company's Class A Common Stock valued at $404 and approximately $20,782 in cash to repay a portion of Cablevision of Boston's indebtedness to him. As part of the acquisition of Cablevision of Boston, the Company acquired 99.5% of the partnership interests in Cablevision of Brookline Limited Partnership ("Cablevision of Brookline"), a partnership affiliated with Cablevision of Boston, and entered into an agreement with Mr. Dolan with respect to his remaining 0.5% general partnership interest in Cablevision of Brookline, whereby the Company has a right of first refusal to acquire such interest through January 1, 2002.

    The acquisition of Cablevision of Boston and the purchase of interests in SportsChannel Associates and Rainbow News 12 were accounted for as purchases with the operations of these companies being consolidated with those of the Company as of the acquisition dates. The excess of the purchase price over the net book value of assets acquired approximated $210,426 ($115,759 for the acquisition of Cablevision of Boston and $94,667 for the acquisition of SportsChannel Associates and Rainbow News 12).

    These excess costs have been allocated based upon independent appraisals as follows:

Plant and equipment...............................................  $  23,181
Affiliation and other agreements..................................     61,327
Franchises........................................................     93,889
Excess cost over fair value of assets acquired....................     32,029
                                                                    ---------
                                                                    $ 210,426
                                                                    ---------
                                                                    ---------

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS (CONTINUED)

PRO FORMA RESULTS OF OPERATIONS

    The following unaudited pro forma condensed results of operations are presented for the years ended December 31, 1997 and 1996 as if the acquisitions of MSG, Nashoba, CFHI, U.S. Cable, Cablevision of Newark, the NBC transaction and the A-R Cable consolidation had occurred on January 1, 1997 and 1996, respectively. Results of operations of the businesses sold described below are not material to the operations of the Company.

                                                                     YEARS ENDED DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Net revenues......................................................  $  2,249,106  $  2,045,951
                                                                    ------------  ------------
                                                                    ------------  ------------
Net loss..........................................................  $    (13,970) $   (510,710)
                                                                    ------------  ------------
                                                                    ------------  ------------
Net loss per common share.........................................  $       (.28) $     (10.29)
                                                                    ------------  ------------
                                                                    ------------  ------------

    The pro forma information presented above gives effect to certain adjustments, including the amortization of acquired intangible assets and increased interest expense on acquisition debt. The pro forma information has been prepared for comparative purposes only and does not purport to indicate the results of operations which would actually have occurred had the transactions been made at the beginning of the periods indicated or which may occur in the future.

DISPOSITIONS

    In February 1997, the Company announced that it was pursuing a plan to dispose of certain nonstrategic cable television systems. In 1997, the Company completed the sale of cable television systems for an aggregate purchase price of approximately $88,700 and recognized an aggregate gain of approximately $59,000. The Company has also entered into definitive agreements covering the sale of individual cable television systems for aggregate consideration of $424,300. (see Note 3.)

    In 1997, the Company completed the sale of the cable television system in Allen and Gibsonberg Townships, Ohio owned by Cablevision of the Midwest, Inc. for approximately $10,700 in cash. Also in 1997, the Company completed the sale of cable television systems owned by A-R Cable in Maine for approximately $78,000 in cash.

    In December 1997, Rainbow Media completed the sale of substantially all of the assets of a subsidiary, CV Radio Associates, L.P., for approximately $8,400 and recognized a gain of approximately $7,400.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS (CONTINUED)

    On December 18, 1997, Rainbow Media and Fox/Liberty Networks, LLC ("Fox") organized Regional Programming Partners (a partnership that owns the interest in MSG and in regional sports programming businesses previously owned by Rainbow Media). In connection with the formation of Regional Programming Partners ("RPP"), affiliates of Rainbow Media indirectly contributed to RPP in consideration for the issuance of a 60% general partnership interest in RPP their ownership interests in several regional sports networks, including its interest in MSG. In consideration for the issuance of a 40% general partnership interest in RPP, Fox contributed $850,000 in cash to RPP. Thereafter, RPP made a capital contribution of approximately $450,000 to MSG which was used by MSG to repay a portion of MSG's debt. As a result of RPP's investment in MSG, RPP's interest in MSG increased from 89.8% to 92.2%. In connection with this transaction, Rainbow Media recognized a gain of approximately $305,000.

    In July 1995, Rainbow Media sold a minority general partnership interest in Courtroom Television Network to NBC for cash totalling $5,000. The Company recognized a net gain of $20,662 on the sale.

    In August 1995, Cablevision of Chicago ("Cablevision of Chicago"), an affiliate of the Company, sold its cable television systems to Continental Cablevision, Inc. The Company did not have a material ownership interest in Cablevision of Chicago but had loans and advances outstanding to Cablevision of Chicago in the amount of $12,346 (plus accrued interest which the Company had fully reserved). The Company recognized a net gain of approximately $15,327 on the sale, representing the accrued interest which the Company had reserved.

A-R CABLE RESTRUCTURING

    In 1992, the Company and A-R Cable consummated a restructuring and refinancing transaction (the "A-R Cable Restructuring"). Among other things, this transaction involved an additional $45,000 investment in A-R Cable by the Company to purchase a new Series B Preferred Stock and the purchase of a new Series A Preferred Stock in A-R Cable by Warburg for $105,000. As a result of the A-R Cable Restructuring, the Company no longer had financial or voting control over A-R Cable's operations. Prior to the redemption of A-R Cable's Series A Preferred Stock on July 2, 1997 (see discussion above), the Company accounted for its investment in A-R Cable using the equity method of accounting whereby the Company recorded 100% of the net losses of A-R Cable since it continued to own 100% of A-R Cable's outstanding common stock.

    Included in share of affiliates' net loss in the accompanying consolidated statements of operations for the period ended July 1, 1997 and for the years ended December 31, 1996 and 1995 is $35,835, $68,492 and $72,257, respectively, representing A-R Cable's net loss plus dividend requirements for the Series A Preferred Stock of A-R Cable, which was not owned by the Company. Beginning

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 2. ACQUISITIONS, DISPOSITIONS AND RESTRUCTURINGS (CONTINUED)

on July 2, 1997, the operations of A-R Cable have been consolidated with those of the Company. Included in deficit investment in affiliates is $504,496 and $442,940 at December 31, 1996 and 1995, respectively, representing A-R Cable's losses and external dividend requirements recorded by the Company in excess of amounts invested by the Company therein. At December 31, 1996 and 1995 and for the years then ended, A-R Cable's total assets, liabilities (including preferred stock) and net revenues amounted to $204,072 and $222,831; $792,564 and $738,581; $120,355 and $113,292,
respectively.

NOTE 3. NET ASSETS HELD FOR SALE

    Pursuant to the Company's decision to dispose of certain nonstrategic cable television systems (see Note 2), the Company has entered into definitive agree-ments covering the sale of certain cable television systems as of December 31, 1997.

    In January 1998, the Company completed the sale of substantially all the assets of U.S. Cable for approximately $311,000 and the cable television systems in Rockford, Illinois owned by A-R Cable for approximately $97,000 in cash. The Company expects to record gains on the sale of these systems in the first quarter of 1998.

    In 1997, A-R Cable entered into an agreement to sell its cable television systems in Wellsville/ Penn Yan, New York for approximately $11,500 and cable television systems in Windsor, New York and New Milford, Pennsylvania for approximately $4,800 in cash.

    The pending transactions are subject to the receipt of regulatory and other customary approvals and are currently expected to be consummated in the first half of 1998. The Company expects to record gains upon the consummation of the transactions. There can be no assurance that the pending transactions will be consummated in a timely fashion, or at all.

    For financial reporting purposes, the assets and liabilities attributable to the above transactions have been classified in the consolidated balance sheet as net assets held for sale and consist of the following at December 31, 1997.

Property, plant and equipment, net................................  $ 122,577
Intangible assets, net............................................    154,352
Other assets (including trade receivables, prepaid expenses,
  etc.)...........................................................      2,815
                                                                    ---------
Total assets......................................................    279,744
Total liabilities.................................................     27,134
                                                                    ---------
Net assets........................................................  $ 252,610
                                                                    ---------
                                                                    ---------

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 3. NET ASSETS HELD FOR SALE (CONTINUED)

    The accompanying consolidated statement of operations for the year ended December 31, 1997 includes net revenues aggregating approximately $102,971 and net losses aggregating approximately $11,275 relating to the cable systems held for sale.

NOTE 4. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consist of the following items, which are depreciated or amortized primarily on a straight-line basis over the estimated useful lives shown below:

                                                                             DECEMBER 31,
                                                                      --------------------------     ESTIMATED
                                                                          1997          1996        USEFUL LIVES
                                                                      ------------  ------------  ----------------
Communication transmission and distribution systems:
  Customer equipment................................................  $    508,959  $    430,028  5 years
  Headends..........................................................       100,551        83,805  7 to 10 years
  Central office equipment..........................................        60,672        40,573  10 years
  Infrastructure....................................................     1,651,236     1,416,468  10 to 15 years
  Program, service and test equipment...............................       282,635       150,433  2 to 9 years
  Microwave equipment...............................................        16,641         6,082  2 to 9 years
  Construction in progress (including materials and supplies).......       140,455       124,993         --
Furniture and fixtures..............................................       128,442        34,556  1 to 10 years
Transportation equipment............................................       107,159        53,854  5 to 15years
Building and building improvements..................................       156,254        34,076  23 to 25 years
Leasehold improvements..............................................        70,991        48,671  Term of lease
Land and land improvements..........................................        34,070        10,458         --
                                                                      ------------  ------------
                                                                         3,258,065     2,433,997
  Less accumulated depreciation and amortization....................     1,426,898     1,043,026
                                                                      ------------  ------------
                                                                      $  1,831,167  $  1,390,971
                                                                      ------------  ------------
                                                                      ------------  ------------

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5. DEBT

BANK DEBT

    RESTRICTED GROUP

    For financing purposes, CSC Holdings, Inc. and certain of its subsidiaries are collectively referred to as the "Restricted Group". On September 5, 1996, the Restricted Group entered into a new $1.7 billion reducing revolving credit facility (the "Credit Agreement") with a group of banks led by Toronto-Dominion (Texas), Inc. ("Toronto-Dominion"), as administrative and arranging agent. This Credit Agreement replaced a $1.5 billion facility that was also with a group of banks led by Toronto-Dominion.

    The Credit Agreement consists of a $1.3 billion facility and a $400,000 facility available to the Restricted Group's New Jersey systems. Both facilities start reducing on September 30, 1999, with a final maturity of September 30, 2005. The total amount of bank debt outstanding under the Credit Agreement at December 31, 1997 and 1996 was $1,328,098 and $977,566, respectively. As of December 31, 1997, approximately $16,900 was restricted for certain letters of credit issued for the Company.

    Unrestricted and undrawn funds available to the Restricted Group under the Credit Agreement amounted to approximately $355,000 at December 31, 1997. The Credit Agreement contains certain financial covenants that may limit the Restricted Group's ability to utilize all of the undrawn funds available thereunder. The Credit Agreement contains various restrictive covenants, among which are the maintenance of various financial ratios and tests, and limitations on various payments, including preferred dividends. The Company is restricted from paying any dividends on its common stock. The Company was in compliance with the covenants of its Credit Agreement at December 31, 1997.

    Interest on outstanding amounts may be paid, at the option of the Company, based on various formulas which relate to the prime rate, rates for certificates of deposit or other prescribed rates. The Company has entered into interest rate swap agreements with several banks on a notional amount of $250,000 as of December 31, 1997 whereby the Company pays a fixed rate of interest ranging from 5.9% to 8% and receives a variable rate ranging from 5.6% to 5.9%. The Company enters into interest rate swap agreements to hedge against interest rate risk, as required by its Credit Agreement, and therefore accounts for these agreements as hedges of floating rate debt, whereby interest expense is recorded using the revised rate, with any fees or other payments amortized as yield adjustments. As of December 31, 1997, the interest rate swap agreements expire at various times through the year 2000 and have a weighted average life of approximately 2 years. The Company is exposed to credit loss in the event of nonperformance by the other parties to the

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5. DEBT (CONTINUED)

interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparties. The weighted average interest rate on all bank indebtedness was 7.6% and 7.2% on December 31, 1997 and 1996, respectively. The Company is also obligated to pay fees of 3/8 of 1% per annum on the unused loan commitment and from 1-3/8% to 1-5/8% per annum on letters of credit issued under the Credit Agreement.

    Substantially all of the assets of the Restricted Group, amounting to approximately $3,052,108 at December 31, 1997, support borrowings under the Credit Agreement.

    UNRESTRICTED GROUP

    CABLEVISION OF OHIO

    The Company's subsidiaries Telerama, Inc., Cablevision of the Midwest, Inc. and Cablevision of Cleveland L.P., (collectively "Cablevision of Ohio") were party to a credit facility entered into during 1996 with a group of banks led by NationsBank of Texas, N.A., as agent, which consisted of a nine year $425,000 reducing revolving credit facility which was scheduled to mature on June 30, 2005 and a nine and one half year $75,000 term loan facility which was scheduled to mature on December 31, 2005. On December 30, 1997, the outstanding balance of approximately $304,000 under the Cablevision of Ohio credit facility was repaid from funds borrowed under the Restricted Group facility and the Cablevision of Ohio credit facility was terminated.

    U.S. CABLE

    In August 1996, the Company repaid the balance of the debt owed to GECC of approximately $154,000. The repayment of the GECC debt was financed under a new $175,000 U.S. Cable credit facility. The new credit facility was with a group of banks led by the Bank of New York and Bank of Montreal as co-agents, and consisted of a three year $175,000 revolving credit facility maturing on August 13, 1999. As of December 31, 1997 and 1996, U.S. Cable had outstanding borrowings under its revolving credit facility of approximately $155,000 and $159,500, respectively. Amounts outstanding under the facility bore interest at varying rates based upon the banks' base rate or LIBOR rate, as defined in the loan agreement. The weighted average interest rate was 7.1% and 7.6% on December 31, 1997 and 1996, respectively.

    Substantially all of the partnership interests held by the Company in U.S. Cable were pledged to secure borrowings under the credit facility.

    The U.S. Cable facility contained certain financial covenants that limited its ability to utilize all of the undrawn funds available thereunder, including covenants requiring U.S. Cable to maintain

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5. DEBT (CONTINUED)

certain financial ratios. U.S. Cable was in compliance with all restrictive covenants of the credit facility at December 31, 1997.

    In January 1998, all remaining indebtedness of U.S. Cable amounting to approximately $156,000 was repaid and its credit agreement was terminated. The proceeds for such repayment came from the sale of substantially all the assets of U.S. Cable for approximately $311,000.

    RAINBOW MEDIA

    In April 1997, Rainbow Media executed a new $300 million, three year credit facility with Canadian Imperial Bank of Commerce and Toronto-Dominion (Texas), Inc. as co-agents, and a group of banks. Upon closing, approximately $172,000 was drawn to refinance, in part, its previous $202,000 credit facility. The balance of the funds utilized to fully repay the $202,000 facility and to repay $169,000 to the Restricted Group came from a distribution by American Movie Classics Company. The Rainbow Media revolving credit facility was amended in December 1997 which, among other things, extended the maturity date to December 31, 2000. The credit facility contains certain financial covenants that may limit Rainbow Media's ability to utilize all the undrawn funds available thereunder, including covenants requiring it to maintain certain financial ratios. The facility bears interest at varying rates above the Lead Bank's base or Eurodollar rate depending on the ratio of debt to borrower value, as defined in the credit agreement. The loan is secured by a pledge of the Company's stock in Rainbow Media, a pledge of all of the stock of all wholly-owned subsidiaries of Rainbow Media and is guaranteed by the subsidiaries of Rainbow Media, as permitted.

    At December 31, 1997, Rainbow Media had outstanding borrowings of $176,500 under its credit facility with remaining undrawn funds of $123,500.

    The weighted average interest rate on Rainbow Media's bank debt was 7.8% and 8.9% on December 31, 1997 and 1996, respectively. The credit agreement contains various restrictive covenants with which Rainbow Media was in compliance at December 31, 1997.

    AMERICAN MOVIE CLASSICS COMPANY

    On April 2, 1997, American Movie Classics Company ("AMCC") put into place a new $250,000 credit facility. The facility was comprised of a $200,000 term loan and a $50,000 revolving loan. The facility was used to make a $205,000 cash distribution to Rainbow Media, refinance existing indebtedness and for general corporate purposes. On December 15, 1997, the loan was amended. The term loan decreased to $146,000 and the revolving loan increased to $100,000 ("AMCC Loan Agreement"). Both loans will mature on March 31, 2004. Borrowings under the AMCC Loan Agreement bear interest at varying rates above or at the Lead Bank's base or above the Eurodollar

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5. DEBT (CONTINUED)

rate depending on the ratio of debt to cash flow, as defined in the AMCC Loan Agreement. At December 31, 1997 the weighted average interest rate on bank indebtedness was 6.8%. The term loan began amortizing September 30, 1997 and requires quarterly amortization payments. The revolving loan does not start to reduce until June 30, 2002. On December 31, 1997, $143,000 was outstanding under the term loan and $56,500 was outstanding under the revolving loan. Substantially all of the assets of AMCC, amounting to approximately $168,157 at December 31, 1997, have been pledged to secure the borrowings under the AMCC Loan Agreement. The AMCC Loan Agreement contains various restrictive covenants with which AMCC was in compliance at December 31, 1997.

    MADISON SQUARE GARDEN

    In June 1997, MSG entered into an $850,000 credit agreement (the "MSG Credit Facility") with a group of banks led by Chase Manhattan Bank, as agent. The MSG Credit Facility expires on December 31, 2004. MSG initially borrowed $650,000 and $149,000 under the term loan and revolver portions, respectively, of the MSG Credit Facility. In December 1997, the facility was amended to increase the revolver to $500,000 from $200,000. Also in December 1997, MSG repaid the term loan of $650,000 with $450,000 contributed by RPP as described in Note 2 and $200,000 of additional borrowings under the revolver. Loans under the MSG Credit Facility bear interest at current market rates plus a margin based upon MSG's consolidated leverage ratio. At December 31, 1997, loans outstanding amounted to $360,000 and bore interest at 6.785%. The MSG Credit Facility contains certain financial covenants with which MSG was in compliance at December 31, 1997.

    Additionally in July 1997, a wholly-owned subsidiary of MSG borrowed $20,000 under promissory notes with various lending institutions which bear interest at LIBOR plus a margin (7.85% at December 31, 1997) and mature in July 2002.

SENIOR DEBT

    On December 30, 1997, the Company repaid $222,000 of A-R Cable's debt with borrowings under its Credit Facility, in connection with the transfer of certain cable systems from A-R Cable to the Restricted Group. A-R Cable also entered into a new $115,000 Amended and Restated Loan Agreement, dated December 30, 1997, with GECC, which matures on December 31, 1998. A-R Cable had outstanding borrowings of $112,500 with undrawn funds available of approximately $2,500 at December 31, 1997. Amounts outstanding under the facility bear interest at varying rates based upon GECC's base rate or libor rate, as defined in the loan agreement. The weighted average interest rate was 9% on December 31, 1997.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5. DEBT (CONTINUED)

    SENIOR NOTES AND DEBENTURES

    In December 1997, the Company issued $500,000 principal amount ($499,475 amortized amount at December 31, 1997) of 7 7/8% Senior Notes due 2007 (the "2007 Notes"). The notes were issued at a discount of $525. The 2007 Notes can not be redeemed by the Company prior to maturity. The indenture under which the 2007 Notes were issued contain various convenants, which are generally less restrictive than those contained in the Company's Credit Agreement and with which the Company was in compliance at December 31, 1997. The net proceeds were used to reduce bank borrowings.

    In August 1997, the Company issued $400,000 principal amount ($398,549 amortized amount at December 31, 1997) of 8 1/8% Senior Debentures due 2009 (the "2009 Notes"). The 2009 Notes were issued at a discount of $1,492. The 2009 Notes can not be redeemed by the Company prior to maturity. The indenture under which the 2009 Notes were issued contains various convenants, which are generally less restrictive than those contained in the Company's Credit Agreement and with which the Company was in compliance at December 31, 1997. The net proceeds were used to reduce bank borrowings.

    SUBORDINATED DEBENTURES

    On July 25, 1997, the Company paid $283,445 plus accrued interest of $9,361 to redeem its $275,000 10-3/4% Senior Subordinated Debentures due 2004. The payment included a redemption premium of $8,445. In addition, the Company wrote-off deferred financing costs of approximately $5,265 related to the debentures.

    On May 16, 1996, the Company issued $150,000 principal amount ($149,485 and $149,422 amortized amount at December 31, 1997 and 1996, respectively) of 9 7/8% Senior Subordinated Notes due 2006 (the "2006 Notes") and $250,000 principal amount of 10 1/2% Senior Subordinated Debentures due 2016 (the "2016 Debentures"). The 2006 Notes are redeemable at the Company's option, in whole or in part, on May 15, 2001, May 15, 2002 and May 15, 2003 at the redemption price of 104.938%, 103.292% and 101.646%, respectively, of the principal amount and thereafter at 100% of the aggregate principal amount, in each case together with accrued interest to the redemption date. The 2016 Debentures are redeemable at the Company's option, in whole or in part, on May 15, 2006, May 15, 2007, May 15, 2008 and May 15, 2009, at the redemption price of 105.25%, 103.938%, 102.625% and 101.313%, respectively, of the principal amount and thereafter at 100% of the aggregate principal amount, in each case together with accrued interest to the redemption date. The indentures under which the 2006 Notes and 2016 Debentures were issued contain various covenants, which are generally less restrictive than those contained in the Company's Credit Agreement and with which the Company was in compliance at

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5. DEBT (CONTINUED)

December 31, 1997. The net proceeds of approximately $389,000 were used to repay bank borrowings.


    In November 1995, the Company issued $300,000 principal amount of 9-1/4% Senior Subordinated Notes due 2005 (the "2005 Notes"). The 2005 Notes are redeemable at the Company's option, in whole or in part, on November 1, 2000, November 1, 2001 and November 1, 2002 at the redemption price of 104.625%, 103.1% and 101.5%, respectively, of the principal amount and thereafter at 100% of the principal amount, in each case together with accrued interest to the redemption date. The indenture under which the 2005 Notes were issued contains various covenants, which are generally less restrictive than those contained in the Company's Credit Agreement and with which the Company was in compliance at December 31, 1997. The net proceeds of approximately $292,500 were used to reduce bank borrowings.

    In February 1993, the Company issued $200,000 face amount ($199,056 and $198,993 amortized amounts at December 31, 1997 and 1996, respectively) of its 9-7/8% Senior Subordinated Debentures due 2013 (the "2013 Debentures"). The 2013 Debentures are redeemable, at the Company's option, on February 15, 2003, February 15, 2004, February 15, 2005 and February 15, 2006 at the redemption price of 104.80%, 103.60%, 102.40% and 101.20%, respectively, of the principal amount and thereafter at the redemption price of 100% of the principal amount, in each case together with accrued interest to the redemption date. The indenture under which the 2013 Debentures were issued contains various covenants, which are generally less restrictive than those contained in the Company's Credit Agreement and with which the Company was in compliance at December 31, 1997.

    Also in 1993, the Company issued $150,000 face amount ($149,704 and $149,690 amortized amounts at December 31, 1997 and 1996, respectively) of its 9-7/8% Senior Subordinated Debentures due 2023 (the "2023 Debentures"). The 2023 Debentures are redeemable, at the Company's option, on and after April 1, 2003 at the redemption price of 104.938% reducing ratably to 100% of the principal amount on and after April 1, 2010, in each case together with accrued interest to the redemption date. The indenture under which the 2023 Debentures were issued contains various covenants, which are generally less restrictive than those contained in the Company's Credit Agreement and with which the Company was in compliance at December 31, 1997.

    SUBORDINATED NOTES PAYABLE

    In connection with certain acquisitions made in 1994, a subsidiary of the Company issued promissory notes totalling $141,268, due in August 1998, which bear interest at 8%. Principal and interest on the notes is payable, at the Company's election, in cash or in shares of the Company's Class A Common Stock. The promissory notes are guaranteed by the Company and the obligations under the guarantee rank PARI PASSU with the Company's subordinated debentures. In certain

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 5. DEBT (CONTINUED)

circumstances, the maturity date of the promissory notes may be extended until 2003 for certain additional consideration.

    In connection with the Company's acquisition of CFHI, the Company assumed $9,732 of promissory notes due in August 1998 which bear interest at 8.25%. In certain circumstances, the maturity date of the promissory notes may be extended until 2003 for additional consideration.

    SUMMARY OF FIVE YEAR DEBT MATURITIES

    Total amounts payable by the Company and its subsidiaries under its various debt obligations, including capital leases, during the five years subsequent to December 31, 1997 are as follows:

          1998......................................  $ 287,430
          1999......................................    178,597
          2000......................................    203,363
          2001......................................    251,765
          2002......................................    308,083

NOTE 6. PREFERRED STOCK

    In February 1996, the Company issued 6,500,000 depositary shares, representing 65,000 shares of 11-1/8% Series L Redeemable Exchangeable Preferred Stock (the "Series L Preferred Stock") with a liquidation preference of $650,000, which were subsequently exchanged for Series M Redeemable Exchangeable Preferred Stock (the "Series M Preferred Stock") on August 2, 1996 with terms identical to the Series L Preferred. Net proceeds were approximately $626,000. The depositary shares are exchangeable, in whole but not in part, at the option of the Company, for the Company's 11-1/8% Senior Subordinated Debentures due 2008. The Company is required to redeem the Series M Preferred Stock on April 1, 2008 at a redemption price equal to the liquidation preference of $10,000 per share plus accumulated and unpaid dividends. The Series M Preferred Stock is redeemable at various redemption prices beginning at 105.563% at any time on or after April 1, 2003, at the option of the Company, with accumulated and unpaid dividends thereon to the date of redemption. Before April 1, 2001, dividends may, at the option of the Company, be paid in cash or by issuing fully paid and nonassessable shares of Series M Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after April 1, 2001, dividends must be paid in cash. The Company satisfied its dividend requirements by issuing 8,300 and 6,576 additional shares of Series M Preferred Stock in 1997 and 1996, respectively.

    In November 1995, the Company issued 13,800,000 depositary shares representing 1,380,000 shares of 8-1/2% Series I Cumulative Convertible Exchangeable Preferred Stock (the "Series I

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 6. PREFERRED STOCK (CONTINUED)

Preferred Stock") with an aggregate liquidation preference of $345,000. The depositary shares are convertible into shares of Class A Common Stock, at any time after January 8, 1996 at the option of the holder, at an initial conversion price of $33.72 per share (adjusted for the two-for-one stock split--see Note 15) of Class A Common Stock subject to adjustment under certain conditions. Following the Holding Company Reorganization referred to in Note 15, the depositary shares are convertible into a comparable number of shares of Class A Common Stock of CSC Parent Corporation. The Series I Preferred Stock is exchangeable into 8-1/2% Convertible Subordinated Debentures due 2007, at the option of the Company, in whole but not in part, on or after January 1, 1998 at a rate of $25.00 principal amount of exchange debentures for each depositary share. The Series I Preferred Stock is redeemable at the option of the Company, in whole or in part, on November 1, 1999, November 1, 2000, and November 1, 2001 and thereafter at 102.8%, 101.4% and 100.0%, respectively, of the principal amount plus accrued and unpaid dividends thereon. The Company paid a cash dividend of approximately $29,325, $29,325 and $4,399 in 1997, 1996 and 1995, respectively.

    In September 1995, the Company issued 2,500,000 shares of its $.01 par value 11-3/4% Series H Redeemable Exchangeable Preferred Stock (the "Series H Preferred Stock") with an aggregate liquidation preference of $100 per share. The Company is required to redeem the Series H Preferred Stock on October 1, 2007 at a redemption price per share equal to the liquidation preference of $100 per share, plus accrued and unpaid dividends thereon. Before October 1, 2000, dividends may, at the option of the Company, be paid in cash or by issuing fully paid and nonassessable shares of Series H Preferred Stock with an aggregate liquidation preference equal to the amount of such dividends. On and after October 1, 2000, dividends must be paid in cash. The terms of the Series H Preferred Stock permit the Company, at its option, to exchange the Series H Preferred Stock for the Company's 11-3/4% Senior Subordinated Debentures due 2007 in an aggregate principal amount equal to the aggregate liquidation preference of the shares of Series H Preferred Stock. The Company satisfied its dividend requirements by issuing 355,415, 317,549 and 77,510 additional shares of Series H Preferred Stock in 1997, 1996 and 1995, respectively.

    On December 3, 1997, the Company issued a notice of redemption for all of the outstanding 8% Series C Cumulative Preferred Stock ("Series C Preferred Stock") at a price calculated to be approximately $85.06 per share (including accrued dividends) in cash (approximately $9,400 in the aggregate for all outstanding shares). Such redemption was consummated on January 2, 1998.

NOTE 7. INCOME TAXES

    The Company and its subsidiaries filed consolidated federal income tax returns until March 31, 1997. Effective April 1, 1997, as a result of the transaction described in Note 2, Rainbow Media will no longer be included in the Company's consolidated federal income tax returns, but rather will

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 7. INCOME TAXES (CONTINUED)

file separate consolidated federal income tax returns with its subsidiaries. At December 31, 1997, the Company had consolidated net operating loss carry forwards of approximately $991,000 and Rainbow Media had consolidated federal net operating loss carry forwards of approximately $414,000. As a result of the Holding Company Reorganization, described in Note 15 and the 1997 change in Rainbow Media's ownership described in Note 2, Rainbow Media's loss carry forwards may be subject to annual limitations on deductions.

    The tax effects of temporary differences which give rise to significant portions of deferred tax assets or liabilities and the corresponding valuation allowance at December 31, 1997 and 1996 are as follows:

                                                                1997         1996
                                                            -----------  -----------
DEFERRED ASSET (LIABILITY)
Depreciation and amortization.............................  $    67,234  $    (3,154)
Receivables from affiliates...............................       18,681       (8,221)
Benefit plans.............................................       29,841       11,951
Allowance for doubtful accounts...........................        5,538        5,228
Deficit investment in affiliate...........................         --        251,639
Deferred gain.............................................     (131,460)        --
Benefits of tax loss carry forwards.......................      601,983      513,608
Other.....................................................          (58)       2,462
                                                            -----------  -----------
  Net deferred tax assets.................................      591,759      773,513
Valuation allowance.......................................     (591,759)    (773,513)
                                                            -----------  -----------
                                                            $      --    $      --
                                                            -----------  -----------
                                                            -----------  -----------

    The Company has provided a valuation allowance for the total amount of net deferred tax assets since realization of these assets was not assured due principally to the Company's history of operating losses.

NOTE 8. OPERATING LEASES

    The Company leases certain office, production and transmission facilities under terms of leases expiring at various dates through 2023. The leases generally provide for fixed annual rentals plus certain real estate taxes and other costs. Rent expense for the years ended December 31, 1997, 1996 and 1995 amounted to $26,773, $22,195 and $16,823, respectively.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 8. OPERATING LEASES (CONTINUTED)

    In addition, the Company rents space on utility poles for its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Pole rental expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $10,737, $8,585 and $7,790, respectively. The minimum future annual rentals for all operating leases during the next five years, including pole rentals from January 1, 1998 through December 31, 2002, and thereafter, at rates now in force are approximately: 1998, $40,384; 1999, $52,415; 2000, $48,671; 2001, $43,972;
2002, $42,833; thereafter, $395,439.

NOTE 9. AFFILIATE TRANSACTIONS

    The Company has affiliation agreements with certain cable television programming companies, in which Rainbow Media directly or indirectly held varying ownership interests during the three years ended December 31, 1997. Rainbow Media's investment in these programming companies is accounted for on the equity method of accounting. As a result of the exchange by NBC of its interests in several programming companies for an interest in Rainbow Media described in Note 2, certain of these companies are now consolidated with the Company effective April 1, 1997. Accordingly, the Company recorded income (losses) of approximately $10,672; $(8,018) and $(9,930) in 1997, 1996 and
1995, respectively, representing its percentage interests in the results of operations of these programming companies. At December 31, 1997 and 1996, the Company's investment in these programming companies amounted to approximately $29,644 and $277,241, respectively. Costs incurred by the Company for programming services provided by these non-consolidated affiliates and included in technical and operating expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $16,581, $37,610 and $37,756, respectively. At December 31, 1997 and 1996, amounts due from certain of these programming affiliates aggregated $2,335 and $63, respectively, and are included in advances to affiliates. Also, at December 31, 1997 and 1996 amounts due to certain of these affiliates, primarily for programming services provided to the Company, aggregated $7,978 and $14,012, respectively, and are included in accounts payable to affiliates.

    In 1992, the Company acquired from Mr. Dolan substantially all of the interests in Cablevision of New York City ("CNYC") that it did not previously own. Mr. Dolan remained a 1% partner in CNYC and is entitled to certain preferential payments. The total amount owed to Mr. Dolan at December 31, 1997 and 1996 amounted to approximately $197,183 and $192,819, respectively. In 1998, the Company paid all amounts due Mr. Dolan.

    During 1997, 1996 and 1995, the Company made advances to or incurred costs on behalf of other affiliates engaged in providing cable television, cable television programming, and related services. Amounts due from these affiliates amounted to $2,599 and $7,792 at December 31, 1997 and 1996, respectively and are included in advances to affiliates.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 9. AFFILIATE TRANSACTIONS (CONTINUED)

    On October 2, 1997, the Company entered into an agreement with At Home Corporation ("@Home") and certain of its shareholders, pursuant to which the Company agreed to enter into agreements for the distribution of the @Home service over the Company's cable television systems on the same terms and conditions as @Home's founding partners, TCI, Comcast Corporation and Cox Communications, Inc. The Company received a warrant to purchase 7,875,784 shares of @Home's Series A common stock at an exercise price of $.50 per share, and, in addition, a warrant to purchase up to 3,071,152 shares of @Home's Series A common stock at $.50 per share under certain conditions (the "Contingent Warrant"). The Contingent Warrant is not immediately exercisable and will become exercisable as and to the extent certain cable systems, including the systems to be acquired pursuant to the TCI transaction, are transferred from TCI (see Note 15). The @Home network distributes high-speed interactive services to residences and businesses using its own network architecture and a variety of transport options, including the cable industry's hybrid-fiber coaxial infrastructure.

    The fair market value of 7,875,784 warrants of $173,346, as determined by an independent appraisal, has been recorded in investments in affiliates in the accompanying balance sheet. The difference between the value of the warrants and the price paid has been recorded as deferred revenue and will be amortized to income, beginning in 1998, over the period which the Company will provide the necessary services to @Home.

    Prior to their acquisition by the Company, the operations of A-R Cable, Nashoba, CFHI and Cablevision of Newark were managed by the Company for a fee equal to 3-1/2% of gross receipts, as defined, plus reimbursement of certain costs and an allocation of certain selling, general and administrative expenses. In certain cases, interest was charged on unpaid amounts. For 1997, 1996 and 1995, such management fees, expenses and interest amounted to approximately $5,973, $12,436 and $11,531, respectively, of which $7,724 and $6,918 were reserved by the Company in 1996 and 1995, respectively.

    The Company managed the properties of U.S. Cable, until its acquisition in August 1996, under management agreements that provided for cost reimbursement, including an allocation of overhead charges. For 1996 and 1995, such cost reimbursement amounted to $2,396 and $3,538, respectively, which included an allocation of overhead charges of $1,829 and $2,881, respectively.

    On August 23, 1996, the Company entered into an agreement with NorthCoast Operating Co., Inc. ("NorthCoast") and certain of its affiliates, to form a limited liability company (the "LLC") to participate in the auctions conducted by the Federal Communications Commission ("FCC") for certain licenses to conduct a personal communications service ("PCS") business. The Company has contributed an aggregate of approximately $29,700 to the LLC (either directly or through a loan to NorthCoast) and holds a 49.9% interest in the LLC and certain preferential distribution rights.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 9. AFFILIATE TRANSACTIONS (CONTINUED)

NorthCoast is a Delaware corporation controlled by John Dolan. John Dolan is a nephew of Mr. Dolan and a cousin of James Dolan.

    In 1996, Rainbow Media invested in a joint venture formed with a subsidiary of Loral Space and Communications, Ltd. for the purpose of exploiting certain direct broadcast satellite ("DBS") frequencies. Rainbow Media's investment amounted to $12,867 and $5,756 at December 31, 1997 and 1996, respectively. Rainbow Media also contributed to the joint venture its interest in certain agreements with the licensee of such frequencies.

NOTE 10. BENEFIT PLANS

    The Company maintains the CSSC Supplemental Benefit Plan (the "Benefit Plan") for the benefit of certain officers and employees of the Company. As part of the Benefit Plan, the Company established a nonqualified defined benefit pension plan, which provides that, upon attaining normal retirement age, a participant will receive a benefit equal to a specified percentage of the participant's average compensation, as defined. All participants are 100% vested in the Benefit Plan. Net periodic pension cost for the years ended December 31, 1997, 1996 and 1995 was negligible. At December 31, 1997 and 1996, the fair value of Benefit Plan assets exceeded the projected benefit obligation by approximately $2,135 and $2,537, respectively.

    The Company also maintains a pension plan and a 401(k) savings plan (collectively, the "Plan"), pursuant to which the Company contributes 1-1/2% of eligible employees' annual compensation, as defined, to the defined contribution pension portion of the Plan and an equivalent amount to the Section 401(k) portion of the Plan. The Company also makes matching contributions for employee voluntary contributions to the 401(k) portion of the Plan. The cost associated with the Plan was approximately $7,445, $5,565 and $4,287 for the years ended December 31, 1997, 1996 and 1995, respectively.

    MSG sponsors several non-contributory pension plans covering MSG's employees. Benefits payable to retirees under these plans are based upon years of service and participant's compensation and are funded through trusts established under the plans. Plan assets consist primarily of shares in a balanced fund that invests primarily in common stocks, bonds, United States government securities and cash. At December 31, 1997, the accrued pension liability amounted to $7,796 and for the year ended December 31, 1997 net periodic pension cost amounted to $1,613.

    MSG also sponsors a welfare plan which provides certain postretirement health care and life insurance benefits to certain employees and their dependents who are eligible for early or normal retirement under MSG's retirement plan. The welfare plan is contributory and contains cost-sharing features such as deductibles and co-insurance payments. MSG funds these benefits as

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 10. BENEFIT PLANS (CONTINUED)

claims are paid. For the year ended December 31, 1997, the periodic postretirement benefit cost amounted to $133 and the accrued postretirement benefit obligation amounted to $6,036.

NOTE 11. STOCK BENEFIT PLANS

    On June 19, 1996, the Company's shareholders approved the First Amended and Restated 1996 Employee Stock Plan, as amended, (the "1996 Plan"), under which the Company is authorized to issue a maximum of 3,000,000 shares. Under the 1996 Plan, the Company is able to grant incentive stock options, nonqualified stock options, restricted stock, conjunctive and alternative stock appreciation rights, stock grants and stock bonus awards. The other terms of the 1996 Plan are substantially identical to those of the Company's Employee Stock Plan (described below) except that under the 1996 Plan the Compensation Committee has the authority, in its discretion, to add performance criteria as a condition to any employee's exercise of an award granted under the 1996 Plan.

    During 1997, the Company granted options under the 1996 Plan to purchase 1,115,444 shares of Class A Common Stock and stock appreciation rights related to 1,105,144 shares under option. The options and related conjunctive stock appreciation rights are exercisable at prices of $14.25 and $15.75 per share and vest in either 25% or 33 1/3% annual increments beginning from the date of the grant or the beginning of 1997.

    During 1996, the Company granted options under the 1996 Plan to purchase 1,097,110 shares of Class A Common Stock, stock appreciation rights related to 1,097,110 shares under option and 184,200 bonus award shares. The options and related conjunctive stock appreciation rights are exercisable at various prices ranging from $23.94 to $24.75 per share and vest in either 25% or 33 1/3% annual increments beginning from the date of the grant. The bonus awards vest primarily over a four year period.

    Previously, the Company maintained an Employee Stock Plan (the "Stock Plan") under which the Company was authorized to issue a maximum of 7,000,000 shares. Pursuant to its terms, no awards could be granted under the Stock Plan after December 5, 1995. The Company granted under the Stock Plan incentive stock options, nonqualified stock options, restricted stock, conjunctive stock appreciation rights, stock grants and stock bonus awards. The exercise price of stock options could not be less than the fair market value per share of Class A Common Stock on the date the option was granted and the options could expire no longer than ten years from date of grant. Conjunctive stock appreciation rights permit the employee to elect to receive payment in cash, either in lieu of the right to exercise such option or in addition to the stock received upon the exercise of such option, equal to the difference between the fair market value of the stock as of the date the right is exercised, and the exercise price.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11. STOCK BENEFIT PLANS (CONTINUED)

Under the Stock Plan, during 1995 the Company granted options to purchase 113,900 shares of Class A common stock, stock appreciation rights related to 113,900 shares under option and stock awards of 22,700 common shares. The options and related conjunctive stock appreciation rights are exercisable at prices ranging from $25.00 to $28.25 per share and vest in 25% and 33-1/3% annual increments beginning from the date of grant. The stock awards vest 100% in May 1999.

    In August 1997, three employees exercised stock appreciation rights on 202,500 shares. The difference between the closing price and the average exercise price resulted in a total cash payment of approximately $2,813.

    In January 1996, three employees exercised stock appreciation rights on 427,500 shares. The difference between the closing market price on December 29, 1995 and the exercise price resulted in a total cash payment of approximately $8,042. Two-thirds was paid at the time of exercise and the balance in October 1996.

    At December 31, 1997, options for approximately 1,199,294 shares were exercisable. As a result of stock awards, bonus awards, stock appreciation rights and the expensing of the cash payment made for certain executive stock options, the Company recorded (income)/expense of approximately $64,361, $(8,558) and $7,757 in 1997, 1996 and 1995, respectively. These amounts reflect vesting schedules for applicable grants as well as fluctuations in the market price of the Company's Class A Common Stock.

    The Company applies APB 25 and related interpretations in accounting for its various stock option plans. Had compensation cost been recognized consistent with Statement of Financial Accounting Standards No. 123, for options granted in 1997, 1996 and 1995, the Company's net loss would have increased by $7,323 in 1997, $4,191 in 1996 and by an insignificant amount in 1995. Pro forma net loss per share would have been $(.39) and $(9.35) for the year ended December 31, 1997 and 1996, respectively.

    The per share weighted average value of stock options issued by the Company during 1997, 1996 and 1995, as determined by the Black-Scholes option pricing model, was $6.64, $9.71 and $10.78, respectively, on the date of grant. In 1997, 1996 and 1995, the assumptions of no dividends and an expected life of five years were used by the Company in determining the value of stock options granted by the Company. In addition, the calculations assumed a risk free interest rate of approximately 5.9%, 6.7% and 6.7% and expected volatility of 43.5%, 34%, and 34% in 1997, 1996 and 1995, respectively.

    Pro forma net loss reflects only options granted since December 31, 1994. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net loss amounts discussed above because compensation cost is calculated over the

                       CSC HOLDINGS, INC. AND SUBSIDIARIES

                   (FORMERLY CABLEVISION SYSTEMS CORPORATION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

NOTE 11. STOCK BENEFIT PLANS (CONTINUED)

options' vesting periods and compensation costs for options granted prior to January 1, 1995 are not considered.

    Stock transactions under the Stock Plan and the 1996 Plan are as follows:


                                                SHARES        STOCK
                                                UNDER      APPRECIATION    STOCK      AVAILABLE         OPTION
                                                OPTION        RIGHTS       AWARDS     FOR GRANT       PRICE RANGE
                                              ----------   ------------  ----------  -----------    ---------------
Balance, December 31, 1994..................   2,934,354     2,317,054      472,758      202,348    $   7.25-$28.25
  Granted...................................     113,900       113,900       22,700     (136,600)   $  25.00-$28.25
  Exercised/issued..........................    (836,204)     (111,528)      34,604      --         $   7.25-$21.00
  Cancelled.................................     (80,686)      (64,052)    (230,462)     311,148    $   8.32-$21.00
                                              ----------   ------------  ----------  -----------
Balance, December 31, 1995..................   2,131,364     2,255,374      299,600      --         $   7.25-$28.25
  1996 Stock Plan...........................                                           3,000,000
  Granted...................................   1,097,110     1,097,110      184,200   (1,281,310)   $  23.94-$24.75
  Exercised/issued..........................    (374,282)     (477,282)    (294,888)     --         $   7.25-$21.00
  Cancelled-Stock Plan......................     (88,284)      (43,594)     (12,412)     --         $  12.25-$26.06
  Cancelled-1996 Plan.......................     (19,600)      (19,600)        (600)      20,200    $         24.75
                                              ----------   ------------  ----------  -----------
Balance, December 31, 1996..................   2,746,308     2,812,008      175,900    1,738,890    $   7.25-$26.07
  Granted...................................   1,115,444     1,105,144       --       (1,115,444)   $  14.25-$15.75
  Exercised/issued..........................    (475,462)     (622,580)      --          --         $  10.63-$26.06
  Cancelled-Stock Plan......................    (482,178)     (474,012)     (15,598)     --         $  10.63-$26.06
  Cancelled-1996 Plan.......................    (150,338)     (150,088)     (22,726)     173,064    $  14.25-$24.75
                                              ----------   ------------  ----------  -----------
Balance, December 31, 1997..................   2,753,774     2,670,472      137,576      796,510    $  10.63-$26.06
                                              ----------   ------------  ----------  -----------
                                              ----------   ------------  ----------  -----------


    The following table summarizes significant ranges of outstanding and exercisable options at December 31, 1997:

                                 OUTSTANDING                      OPTIONS EXERCISABLE
                  --------------------------------------------   -----------------------
                                    WEIGHTED        WEIGHTED                  WEIGHTED
                                     AVERAGE         AVERAGE                   AVERAGE
   RANGES OF                        REMAINING       EXERCISE                  EXERCISE
EXERCISE PRICES      SHARES       LIFE IN YEARS       PRICE       SHARES        PRICE
----------------   ----------   -----------------  -----------   ---------   -----------
$  10.63 - 14.94    1,654,406          8.3          $  14.08      744,498     $  13.86
   15.75 - 21.00      572,448          6.7             19.71      337,594        20.37
   23.94 - 26.06      526,920          8.4             24.83      117,202        24.93

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (formerly Cablevision Systems Corporation)
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share amounts)
                                     (continued)

NOTE 12. COMMITMENTS AND CONTINGENCIES

The Company, through Rainbow Media, has entered into several contracts with professional sports teams and others relating to cable television programming including rights agreements. In addition, Rainbow Media, through MSG has employment agreements with both players and coaches of its professional sports teams. Certain of these contracts, which provide for payments that are guaranteed regardless of employee injury or termination, are covered by disability insurance if certain conditions are met. Future cash payments required under these contracts as of December 31, 1997 are as follows:

                1998...............  $  213,131
                1999...............     193,414
                2000...............     163,735
                2001...............     108,007
                2002...............      80,842
                Thereafter.........   1,029,489
                                     ----------
                Total..............  $1,788,618
                                     ----------
                                     ----------


The Company and its cable television affiliates have an affiliation agreement with a program supplier whereby the Company is obligated to make Base Rate Annual Payments, as defined and subject to certain adjustments pursuant to the agreement, through 2004. The Company would be contingently liable for its proportionate share of Base Rate Annual Payments, based on subscriber usage, of approximately $12,699 in 1998; $13,142 in 1999 and for the years 2000 through 2004 such payments would increase by percentage increases in the Consumer Price Index, or five percent, whichever is less, over the prior year's Base Rate Annual Payment.

NOTE 13. OTHER MATTERS

The Company is party to various lawsuits, some involving substantial amounts. Management does not believe that the resolution of these lawsuits will have a material adverse impact on the financial position of the Company.

NOTE 14. DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Trade Accounts Receivable, Notes and Other Receivables, Prepaid Expenses and Other Assets, Accounts Payable, Accrued Liabilities, Accounts Payable to Affiliates, Feature Film and Contract Obligations, Deferred Revenue, and Obligation to Related Party.

The carrying amount approximates fair value due to the short maturity of these instruments.

                       CSC HOLDINGS, INC. AND SUBSIDIARIES
                    (formerly Cablevision Systems Corporation)
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share amounts)
                                     (continued)

Bank Debt, Senior Debt, Senior Notes and Debentures, Subordinated Debentures, Subordinated Notes Payable and Redeemable Exchangeable Preferred Stock

The fair values of each of the Company's long-term debt instruments and redeemable preferred stock are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities.


Interest Rate Swap Agreements

The fair values of interest rate swap and cap agreements are obtained from dealer quotes. These values represent the estimated amount the Company would receive or pay to terminate agreements, taking into consideration current interest rates and the current creditworthiness of the counterparties.

The fair value of the Company's financial instruments are summarized as follows:

                                                                     DECEMBER 31, 1997
                                                                 --------------------------
                                                                  CARRYING      ESTIMATED
                                                                   AMOUNT      FAIR VALUE
                                                                 ------------  ------------
Long term debt instruments:
 Bank debt...................................................  $  2,240,358  $  2,240,358
 Senior debt.................................................       112,500       112,500
 Senior notes and debentures.................................       898,024       919,125
 Subordinated debentures.....................................     1,048,245     1,158,750
 Subordinated notes payable..................................       151,000       148,300
 Redeemable exchangeable preferred stock.....................     1,123,808     1,307,750
                                                               ------------  ------------
                                                               $  5,573,935  $  5,886,783
                                                               ------------  ------------
                                                               ------------  ------------
Interest rate swap agreements:
In a net payable position....................................  $    --       $      3,141
                                                               ------------  ------------
                                                               ------------  ------------


                                                                   DECEMBER 31, 1996
                                                               --------------------------
                                                                 CARRYING     ESTIMATED
                                                                  AMOUNT      FAIR VALUE
                                                               ------------  ------------
Long term debt instruments:
 Bank debt...................................................  $  1,670,245  $  1,670,245
 Subordinated debentures.....................................     1,323,105     1,330,438
 Subordinated notes payable..................................       141,268       136,000
 Redeemable exchangeable preferred stock.....................     1,005,265     1,195,981
                                                               ------------  ------------
                                                               $  4,139,883  $  4,332,664
                                                               ------------  ------------
                                                               ------------  ------------
Interest rate swap agreements:
In a net payable position....................................  $    --       $      4,238
                                                               ------------  ------------
                                                               ------------  ------------

                       CSC HOLDINGS, INC. AND SUBSIDIARIES
                    (formerly Cablevision Systems Corporation)
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share amounts)
                                     (continued)


Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

NOTE 15. SUBSEQUENT EVENTS

HOLDING COMPANY REORGANIZATION

On March 4, 1998, the Company completed a holding company reorganization (the "Holding Company Reorganization") pursuant to an Amended and Restated Contribution and Merger Agreement, dated June 6, 1997 (the "Contribution and Merger Agreement"), by and among the Company, CSC Parent Corporation ("Parent"), CSC Merger Corporation, ("Merger Sub"), and TCI Communications, Inc., ("TCI"). Pursuant to the Contribution and Merger Agreement, each outstanding share of the Company's Class A Common Stock and each outstanding share of the Company's Class B Common Stock were automatically converted on a share for share basis for Class A Common Stock and Class B Common Stock of Parent. Parent is authorized to issue 200,000,000 shares of Class A Common Stock, 80,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock. The Company is authorized to issue 50,000,000 shares of Class A Common Stock and 20,000,000 shares of Class B Common Stock.

As a result of the Holding Company Reorganization, Parent has become the holding company of the Company. In connection with the Holding Company Reorganization, the Company's name, which formerly was Cablevision Systems Corporation, has been changed to CSC Holdings, Inc. and Parent's name has been changed to Cablevision Systems Corporation.

The preferred stock and debt of the Company remain unchanged as securities of CSC Holdings, Inc., except that the Company's 8 1/2% Cumulative Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Series I Preferred Stock"), in accordance with its terms, became exchangeable for Parent Class A Common Stock instead of being convertible into the Company's Class A Common Stock.

Concurrent with the Holding Company Reorganization, TCI caused to be contributed to Parent, and Parent acquired, all of the partnership interests and capital stock of certain entities owned directly or indirectly by TCI and all the assets related to the businesses of certain cable television systems owned and operated directly or indirectly by TCI ("TCI Systems"). In consideration for those cable television systems, Parent issued to certain TCI entities an aggregate of 24,471,086 shares (after adjusting for the two-for-one stock split discussed below) of Parent Class A Common Stock, valued at $498,000, and assumed certain liabilities related to such systems (including an aggregate amount of indebtedness

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                    (formerly Cablevision Systems Corporation)
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share amounts)
                                     (continued)

for borrowed money equal to $669,000).

For purposes of the accompanying consolidated financial statements of the Company, all share and per share information has been retroactively restated to reflect the number of Parent company shares which were issued to the Company's shareholders on March 4, 1998 in the exchange discussed above. All share and per share information has also been adjusted for the two-for-one split discussed below.

On January 27, 1998, the Company, Parent and a subsidiary of TCI entered into a non-binding letter of intent for Parent to acquire TCI's cable television systems (the "TCI Connecticut Systems") in and around Hartford, Vernon, Branford and Lakeville, Connecticut (the "Proposed TCI CT Transactions"). In consideration for the TCI Connecticut Systems Parent will
(i) transfer to TCI its cable television systems serving Kalamazoo, Michigan,
(ii) transfer to TCI other cable television systems to be identified by TCI and purchased with approximately $25,000 of funds provided by Parent, (iii) issue shares of Parent's Class A common stock, and (iv) assume certain indebtedness relating to the TCI Connecticut Systems, which is anticipated to total approximately $110,000.

The closing of the Proposed TCI CT Transactions will be conditioned, among other things, upon regulatory and other customary approvals. The Proposed TCI CT Transactions are currently expected to be consummated during 1998. However, there can be no assurance that the Proposed TCI CT Transactions will be consummated in a timely fashion, or at all.

Nobody Beats The Wiz

On February 9, 1998, Cablevision Electronics Investments, Inc. ("Cablevision Electronics"), a wholly-owned subsidiary of the Company, acquired substantially all of the assets associated with approximately 40 Nobody Beats The Wiz consumer electronics store locations from The Wiz, Inc. and certain of its subsidiaries and affiliates (collectively, the "Wiz"). The Wiz had filed for bankruptcy protection on December 16, 1997. Cablevision Electronics paid approximately $92,000 for the assets, of which $10,000 was put into escrow pending resolution of the final calculation of the purchase price. In addition, prior to closing, Cablevision Electronics provided approximately $8,000 for the Wiz to meet certain operating costs.

Senior Debentures

In February 1998, the Company issued $300,000 principal amount of 7 7/8% Senior Debentures due 2018 (the "2018 Debentures"). The 2018 Debentures were issued at a discount of $3,429. The 2018 Debentures can not be redeemed by the Company prior to maturity.

                        CSC HOLDINGS, INC. AND SUBSIDIARIES
                    (formerly Cablevision Systems Corporation)
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (Dollars in thousands, except per share amounts)
                                     (continued)

Two-For-One Stock Split

On March 4, 1998, Parent's Board of Directors declared a two-for-one stock split to be effected in the form of a common stock dividend of one share of Class A common stock for each share of Class A common stock issued and outstanding and one share of Class B common stock for each share of Class B common stock issued and outstanding. The stock dividend is payable on March 30, 1998 to stockholders of record on March 19, 1998.

Other

On March 9, 1998, ITT notified the Company of its election to exercise the first put with respect to 50% of ITT's interest in MSG for $94,000 (see Note
2).

                      CSC HOLDINGS, INC. AND SUBSIDIARIES
                   (formerly Cablevision Systems Corporation)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (Dollars in thousands, except per share amounts) (continued)

NOTE 16. INTERIM FINANCIAL INFORMATION (Unaudited)

The following is a summary of selected quarterly financial data for the years ended December 31, 1997 and 1996.



                          MARCH 31,            JUNE 30,           SEPTEMBER 30,            DECEMBER 31,       TOTAL
                   -------------------  --------------------  --------------------  ---------------------  ----------------------
                      1997      1996        1997      1996       1997       1996       1997        1996       1997     1996
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
Revenues......     $358,549  $ 304,165  $ 438,516  $ 320,331   $517,930  $ 331,122  $ 634,363  $  359,524  $1,949,358  $1,315,142
Operating
expenses....        344,271    286,272    433,359    292,915    501,057    302,570    589,496     358,973   1,868,183   1,240,730
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
Operating
  profit......     $ 14,278  $  17,893  $   5,157  $  27,416   $ 16,873  $  28,552  $  44,867  $      551  $   81,175  $   74,412
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ----------  ----------  ----------
Net income (loss)
applicable to common
shareholders....   $(111,921) $(100,680)$(128,776) $(117,969)  $ 46,454  $(106,931) $ 182,139  $(134,279)  $ (12,104)  $ (459,859)
                   --------  ---------- ---------  ---------  ---------  ---------- ---------  ---------  -----------  ----------
                   --------  ---------- ---------  ---------  ---------  ---------- ---------  ---------  -----------  ----------
Basic income
  (loss) per
  common
  share.....       $ (2.26)  $  (2.03)  $  (2.59)  $  (2.38)   $   .94   $  (2.16)  $    3.64  $  (2.70)   $  (.24)    $   (9.26)
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ----------
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ----------

Diluted income
(loss) per common
 share.....        $ (2.26)  $   (2.03) $  (2.59)  $  (2.38)   $   .88   $  (2.16)  $    3.06  $  (2.70)   $    (.24)  $    (9.26)
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ----------
                   --------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ----------


                    TCI COMMUNICATIONS, INC. AND SUBSIDIARIES

                    Condensed Pro Forma Financial Statements

                                December 31, 1997
                                   (unaudited)


         The following unaudited condensed pro forma balance sheet of TCIC, dated as of December 31, 1997, assumes that the IP-VI Transfer (see note 1) and the CSC Transaction (see note 2) had occurred as of such date.

         The following unaudited condensed pro forma statement of operations of TCIC for the year ended December 31, 1997 assumes that the IP-VI Transfer and the CSC Transaction had occurred as of January 1, 1997.

         The unaudited pro forma results do not purport to be indicative of the results of operations that would have been obtained if the IP-VI Transfer and the CSC Transaction had occurred as of January 1, 1997. These condensed pro forma financial statements of TCIC should be read in conjunction with the historical financial statements and the related notes thereto of TCIC.

                    TCI COMMUNICATIONS, INC. AND SUBSIDIARIES

                        Condensed Pro Forma Balance Sheet
                                   (unaudited)


                                                                            December 31, 1997
                                          -----------------------------------------------------------------------------------------
                                                                                                                CSC
                                                        Contribution of   Contribution of IP-VI Transfer -   Transaction -
                                            TCIC        Kentucky Systems   NJ/NY Systems    pro forma         pro forma      TCIC
                                          historical    to IP-VI(1)(3)     to New CSC(2)   adjustments        adjustments  pro forma
                                          -----------   ---------------    -------------   ---------------   ------------- --------
Assets                                                                         amounts in millions
------
Cash, receivables and other current
  assets                                   $     355             (14)             (9)             --             --             332
Investment in  affiliates,  accounted for
  under the equity method, and related
  receivables                                    231             (92)             --              92(4)         663(5)          894
Property and equipment, net of
  accumulated depreciation                     6,524            (226)           (151)             --             --           6,147
Franchise costs, intangibles and other
  assets, net of amortization                 14,748            (497)           (450)             --             --          13,801
                                           ---------    ------------    ------------    ------------   ------------    ------------

                                           $  21,858            (829)           (610)             92            663          21,174
                                           =========    ============    ============    ============   ============    ============
Liabilities and Stockholders' Deficit

Payables and accruals                      $   1,272             (17)             (9)             --             --           1,246
Debt                                          13,528            (812)            (78)             --             --          12,638
Deferred income taxes                          5,215              --              --              73(4)          86(6)        5,374
Other liabilities                                125              --              --              --             --             125
                                           ---------    ------------    ------------    ------------   ------------    ------------

  Total liabilities                           20,140            (829)            (87)             73             86          19,383
                                           ---------    ------------    ------------    ------------   ------------    ------------

Minority interests                               787              --              --              --             --             787

Redeemable preferred stock                       232              --              --              --             --             232
Company-obligated mandatorily redeem
  able preferred securities of subsidiary
  trusts holding solely subordinated debt
  securities of TCIC                           1,500              --              --              --             --           1,500
Common stockholder's equity:
  Class A common stock                             1              --              --              --             --               1
  Class B common stock                            --              --              --              --             --              --
  Additional paid-in capital                   1,857              --              --              19(4)          --           1,876
  Combined equity                                 --              --            (523)             --            523(6)           --
  Unrealized holding gains for available-
    for-sale securities                            4              --              --              --             --               4
  Accumulated deficit                           (957)             --              --              --             54(6)         (903)
                                           ---------    ------------    ------------    ------------   ------------    ------------
                                                 905              --            (523)             19            577             978
  Investment in TCI, at cost                  (1,143)             --              --              --             --          (1,143)
  Due from related parties                      (563)             --              --              --             --            (563)
                                           ---------    ------------    ------------    ------------   ------------    ------------
                                                (801)             --            (523)             19            577            (728)
                                           ---------    ------------    ------------    ------------   ------------    ------------
                                           $  21,858            (829)           (610)             92            663          21,174
                                           =========    ============    ============    ============   ============    ============

See accompanying notes to unaudited condensed pro forma financial statements.

                    TCI COMMUNICATIONS, INC. AND SUBSIDIARIES

              Condensed Pro Forma Combined Statement of Operations
                                   (unaudited)



                                                                       Year ended December 31, 1997
                                          ----------------------------------------------------------------------------------------
                                                        Contribution                                        CSC
                                                         of Kentucky  Contribution of  IP-VI Transfer -  Transaction -
                                             TCIC        Systems to    NJ/NY Systems     pro forma       pro forma        TCIC
                                           historical     IP-VI(1)     to New CSC(2)    adjustments      adjustments    pro forma
                                           ----------    ----------   --------------   ---------------   ------------  ----------
                                                                           amounts in millions

Revenue                                    $    6,167          (185)         (213)           --               --            5,769
Operating, selling, general and
   administrative expenses, and stock
   compensation                                (3,546)          102           116            --               --           (3,328)
Depreciation and amortization                  (1,393)           39            40            --               --           (1,314)
                                           ----------    ----------    ----------    ----------       ----------       ----------
      Operating income                          1,228           (44)          (57)           --               --            1,127
Interest expense                               (1,064)           57             6            --               --           (1,001)
Interest income                                    26            --            --            --               --               26
Share of losses of affiliates, net                (54)            1            --            (3)(7)          (50)(9)         (106)
Other, net                                       (235)            2             1            --               --             (232)
                                           ----------    ----------    ----------    ----------       ----------       ----------
      Loss before income taxes                    (99)           16           (50)           (3)             (50)            (186)
Income tax benefit                                 39            (7)           16             1(8)            20(8)            69
                                           ----------    ----------    ----------    ----------       ----------       ----------
         Net loss                                 (60)            9           (34)           (2)             (30)            (117)
Dividend requirement on preferred stocks
                                                  (10)           --            --            --               --              (10)
                                           ----------    ----------    ----------    ----------       ----------       ----------
       Net loss attributable to common
          stockholder                      $      (70)            9           (34)           (2)             (30)            (127)
                                           ==========    ==========    ==========    ==========       ==========       ==========


See accompanying notes to unaudited condensed pro forma financial statements.

                    TCI COMMUNICATIONS, INC. AND SUBSIDIARIES

                Notes to Condensed Pro Forma Financial Statements

                                December 31, 1997
                                   (unaudited)


(1) On April 30, 1998 (the "InterMedia Closing Date"), TCI IP-VI, LLC ("TCI LLC"), a limited liability company wholly-owned by subsidiaries of Tele-Communications, Inc. ("TCI"), transferred to InterMedia Capital Partners VI, L.P. ("IP-VI"), a Delaware limited partnership, and certain of its affiliates, cable television systems owned and operated by TCI Communications, Inc. ("TCIC") subsidiaries serving, as of March 31, 1998, approximately 435,000 basic customers. The transfer (the "IP-VI Transfer") was completed pursuant to the terms of a Contribution Agreement dated as of October 30, 1997, by and among TCI TKR of Southern Kentucky, Inc., TCI TKR of Northern Kentucky, Inc., TCI TKR of Jefferson County, Inc. TCI Cablevision of Kentucky, Inc., TCI Cablevision of North Central Kentucky, Inc., TCI of North Central Kentucky, Inc., TCI of Lexington, Inc. and TCI of Radcliff, Inc. (collectively the "TCI Parties") and InterMedia Capital Management VI, L.P., as amended. The systems transferred were located in and around the following Kentucky communities: Dawson Springs, Providence, St. Charles, Caldwell County, Hopkins County, Webster County, Shepherdsville, Danville, Lexington, Radcliff, Warren County, Bowling Green, Oakland, Plum Springs, Smith's Grove, Woodburn, Louisville, Boone County, Campbell County, Kenton County and Newport (the "Kentucky Systems"). IP-VI and its affiliates also assumed rights and obligations under a programming rights agreement with Satellite Services, Inc., an affiliate of TCIC. TCI LLC received a 49.005% limited partnership interest in IP-VI, and IP-VI assumed approximately $812 million in debt associated with the Kentucky Systems. TCIC will account for its ownership interest in IP-VI using the equity method of accounting.

         Leo J. Hindery, Jr., the President and Chief Executive Officer of TCIC, and William R. Fitzgerald, an Executive Vice President of TCIC, are on the advisory board of IP-VI. Mr. Hindery also owns a .495% limited partnership interest in IP-VI. Additionally, the TCI Parties, TCI LLC and CVC Keep Well LLC, an affiliate of TCIC, have agreed to take certain steps to support compliance by subsidiaries of IP-VI with their payment obligations under senior credit facilities, up to a total contingent commitment of approximately $490 million.

                                                                     (continued)

                    TCI COMMUNICATIONS, INC. AND SUBSIDIARIES

                Notes to Condensed Pro Forma Financial Statements

                                December 31, 1997
                                   (unaudited)

(2) On March 4, 1998 (the "CSC Closing Date"), subsidiaries TCI (including certain subsidiaries of TCIC) transferred to CSC Parent Corporation, a Delaware corporation (now known as Cablevision Systems Corporation) ("New CSC"), cable television systems owned and operated by TCI serving approximately 830,000 basic customers, as of January 31, 1998. The systems transferred were located in Union, Mercer, Monmouth, Somerset, Middlesex, Morris, Sussex, Bergen and Passaic counties in New Jersey and in Rockland, Suffolk and Westchester counties in New York (the "NJ/NY Systems"). In addition to its ownership interest in the NJ/NY Systems, New CSC holds all of the common stock of the former Cablevision Systems Corporation (now known as CSC Holdings, Inc.). The NJ/NY Systems were transferred either directly by the transfer of the assets of such cable systems or indirectly by the transfer of partnership interests or capital stock in the entities owning such cable systems, in exchange for 24,471,086 shares (as adjusted for a stock dividend) of Class A common stock, par value $0.01 per share, of New CSC ("New CSC Class A Common Stock") representing an approximate 32.7% common equity ownership interest in New CSC and assumption by New CSC of certain liabilities, including approximately $669 million in debt, relating to the cable television systems transferred by TCI to New CSC. As a part of such transaction, TCIC subsidiaries contributed to New CSC cable television systems serving approximately 410,000 basic customers in exchange for 13,975,524 shares (as adjusted for a stock dividend) or 18.7% of New CSC's Class A Common Stock, and New CSC assumed approximately $78 million of intercompany debt owed to TCIC. Such exchange was made pursuant to the terms of the Contribution and Merger Agreement dated as of June 6, 1997, as amended and restated by the Amended and Restated Contribution and Merger Agreement (the "Contribution and Merger Agreement") dated as of June 6, 1997, by and among TCI Communications, Inc., and certain affiliates of New CSC (the "CSC Transaction"). In light of TCI's overall ownership interest in New CSC of approximately 32.7%, TCIC will account for its approximate 18.7% ownership interest in New CSC under the equity method of accounting.

                    TCI COMMUNICATIONS, INC. AND SUBSIDIARIES

                Notes to Condensed Pro Forma Financial Statements

                                December 31, 1997
                                   (unaudited)

(3) Represents the contribution of the Kentucky Systems to IP-VI. Such contribution results in a $92 million negative investment in IP-VI equal to the excess of the TCIC debt assumed by IP-VI over the historical cost of the remaining net assets of the Kentucky Systems.

(4) Represents the gain recognized in connection with the IP-VI transfer. Due to the Company's agreement to take certain steps to support compliance by subsidiaries of IP-VI with their payment obligations under certain senior credit facilities, such gain has been recorded as a direct increase to additional paid-in capital (net of related deferred income taxes of $73 million).

(5) Represents the receipt of 13,975,524 shares (as adjusted for a stock dividend) of New CSC Class A Common Stock valued at approximately $663 million, based on the closing per share price of New CSC Class A Common Stock of $47.44 on the CSC Closing Date.

(6) Represents the estimated gain from the contribution to New CSC of the NJ/NY Systems. The estimated gain represents the excess of the fair value of New CSC Class A Common Stock received (approximately $663 million) over the net assets of the NJ/NY Systems (approximately $523 million), net of the estimated deferred tax effect of the CSC Transaction.

(7) Represents TCIC's proportionate share of IP-VI's pro forma losses for the year ended December 31, 1997, including the amortization, over an estimated 20 year life, of the difference between the recorded value of TCIC's investment in IP-VI and TCIC's proportionate share of IP-VI's pro forma net assets.

(8) Represents the estimated tax effect of the pro forma adjustments, assuming an effective tax rate of 40%.

(9) Represents TCIC's proportionate share of New CSC's pro forma losses for the year ended December 31, 1997, including the amortization, over an estimated 20 year life, of the difference between the fair value of the New CSC Class A Common Stock received and TCIC's proportionate share of New CSC's pro forma net deficiency.